EXHIBIT 10.2

COMPETITIVE PRACTICES AGREEMENT

THIS AGREEMENT, supported by good and sufficient consideration, is made and entered into as of the ____ day of ________________, 200__, by and between LaBarge, Inc., and its parent, subsidiaries, divisions and affiliates (hereinafter for the purposes of this agreement collectively referred to as "Employer"), and _____________________________________ (hereinafter called the "Employee").

1. Covenants.

a.

Non-solicitation and Non-Competition by Employee. The Employee acknowledges that the list of the Employer's customers and customer contacts as well as Employer's manner and mode of operation as they may exist from time to time are valuable, special, and unique assets of the Employer's business. In recognition of these interests, the parties agree to the following practices:

(1)   Following the termination of Employee's employment with the Employer with or without cause, Employee will not, either directly or indirectly, either for Employee or for any other person, firm, employer or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the Employees, customers, prospective customers, or business, of the Employer upon whom Employee called, solicited, catered, or became acquainted during Employee's period of employment with the Employer ("Employment Period"); and

(2)   For a reasonable period, which the parties have agreed is the two (2) year period following the termination of Employee's employment with the Employer with or without cause, Employee will not, directly or indirectly, (i) engage in or for any business which is competitive with any business in which Company is engaged as of the Termination Date; (ii) work for or solicit business from any customers of Company for products that are sold by Company as of the Termination Date; (iii) solicit, divert or take away from Company the services of any of the employees or agents of Company, or induce in any way any nonperformance of any of the obligations of such employees or agents to Company; and (iv) undertake, or engage in, any employment or business activities involving the disclosure or use of Company's trade secrets or confidential information. For purposes of this paragraph, the geographic area within which such competition is prohibited shall be the United States, and "customer" shall mean any person or entity which has made purchases from the Company, or to which the Company has made a proposal to sell, within the two years prior to the Termination Date.

b.

Confidentiality. Employee covenants and agrees that (A) during the Employment Period, except as required in the necessary conduct of the business of Employer or pursuant to appropriate safeguards on confidentiality and only in connection with and in furtherance of the business of Employer and (B) after the Employment Period, on any basis for any reason, Employee shall not use or disclose to anyone except authorized personnel of Employer, whether or not for his benefit or otherwise, any confidential matters (collectively, "Confidential Matters") concerning Employer (including the business of Employer and the Employer's products) or Employer's suppliers, consultants, agents or customers (as defined in subparagraph a(2) above), whether former, current or potential, including without limitation, secrets, trade secrets, copyrights, customer lists, lists of employees, mailing lists, details of consultant or agent contracts, pricing policies, operational methods and processes, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, financial information and other confidential business affairs, learned by Employee concerning Employer, its customers, or a third party, including without limitation, any subsidiaries, partners, affiliates, shareholders, Employees, lenders, suppliers, consultants, agents or joint venture partners of Employer (collectively, "Affiliates").

c.

Employee covenants and agrees that (i) all confidential memoranda, notes, sketches, lists (including, without limitation, mailing and customer lists), records, other confidential documents and computer diskettes (and all copies thereof) made or compiled by Employee or made available to him concerning Employer, its customers and any Affiliates are the sole property of Employer, and (ii) if such documents are in the possession or control of Employee, Employee shall deliver them to Employer promptly at the time of Employee's termination of employment or at any other time upon request by Employer.

d.

Enforcement. In the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Employer shall be entitled to a restraining order and/or an injunction restraining the Employee from contacting, servicing or soliciting Employer's customers, customer contacts or employees, or utilizing or disclosing, in whole or in part, the list of the Employer's customers, customer contacts, employees, or financial, operational, promotional, marketing, or training information, or from rendering any services to any persons, firm, corporation, association, or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed, or from competing with Employer in a manner that violates subparagraph a(2), above.

In the event the Employer is successful in any suit or proceeding brought or instituted by the Employer to enforce any of the provisions of this agreement on account of any damages sustained by the Employer by reason of the violation by the Employee of any of the terms and/or provisions of this agreement to be performed by the Employee, the Employee agrees to pay the Employer reasonable attorney's fees to be fixed by the Court.

2. Inventions.

a.

Employee shall promptly communicate and disclose in writing to Employer all those inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called "Inventions"), made, conceived, developed, or purchased by him, or under which he acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of his employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of Employer or any of its subsidiaries. Included herein as if developed during the Employment Period is any specialized equipment and software developed for use in the business of Employer. All of Employee's right, title and interest in, to, and under all such inventions, licenses, and right to grant licenses shall be the sole property of Employer.

b.	As to all such inventions Employee shall, upon request of Employer:

(1)  Execute all documents which Employer shall deem necessary or proper to enable it to establish title to such inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

(2)  Execute all documents which Employer shall deem necessary or proper to enable it to establish title to such inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

c.

All expenses incident to any action required by Employer or taken on its behalf pursuant to the provisions of this Section 2 shall be borne by Employer, including, without limitation, a reasonable payment for Employee's time and expenses involved in case he is not then in its employ.

3. Litigation.

Employee agrees that during the Employment Period or thereafter, he shall do all things, including the giving of truthful evidence in suits and other proceedings, which Employer shall deem necessary or proper to obtain, maintain or assert rights accruing to Employer during the Employment Period and in connection with which Employee has knowledge, information or expertise. All reasonable expenses incurred by Employee in fulfilling the duties set forth in this paragraph 3 shall be reimbursed by Employer to the full extent legally appropriate, including, without limitation, a reasonable payment for Employee's time.

4. Waiver.

The failure to enforce at any time any of the provisions of this agreement or to require at any time performance by any party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

5. Successors.

6. Severability.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

7. Pronouns.

As used herein, the term "Employee" and the pronouns therefore have been used for convenience only, and corresponding terms reflecting the proper gender of Employee shall be deemed substituted by the parties hereto where appropriate.

8. Governing Law.

This Agreement shall be interpreted and executed in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.
LaBarge, Inc. By _________________________________ "Employer" By ________________________________ "Employee"
Date________________________________